FILED PURSUANT TO RULE 433 File No. 333-192302

CITIGROUP INC.

$2,000,000,000

7- YEAR GLOBAL FLOATING RATE SENIOR NOTES

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	August 19, 2016

Settlement Date:	August 26, 2016 (T+5 days)

Maturity:	September 1, 2023

Par Amount:	$2,000,000,000

Floating Rate:	3 month USD –BBA–LIBOR Reuters LIBOR01

Coupon:	3 month LIBOR +143 bps

Reoffer Spread:	3 month LIBOR +148 bps

Public Offering Price:	99.684%

Purchase Price:	99.334%

Net Proceeds to Citigroup:	$1,986,680,000 (before expenses)

Interest Payment Dates:	Quarterly on the 1st of each March, June, September and December until maturity, with adjustment for period end dates on a modified following New York business day convention

First Interest Payment Date:	December 1, 2016 (long first coupon)

Day Count:	Actual / 360

Interest Determination Date:	Two London Business Days prior to the first day of the related interest period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:	We may redeem the notes, at our option, in whole, but not in part, on September 1, 2022 upon at least 15 days’ but no more than 60 days’ written notice to holders of the notes, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons. Redemption as a whole, not in part.

CITIGROUP INC.

$2,000,000,000

7- YEAR GLOBAL FLOATING RATE SENIOR NOTES

Additional Redemption Terms:	If we elect to redeem the notes, we will provide notice by first class mail, postage prepaid, addressed to the holders of record of the notes to be redeemed. Such mailing will be at least 15 days and not more than 60 days before the date fixed for redemption. Each notice of redemption will state:

•	such election of the issuer to redeem notes of this series;

•	the redemption date;

•	the redemption price;

•	CUSIP or ISIN number and/or common code of the notes to be redeemed;

•	that on the redemption date the redemption price will become due and payable upon each note to be redeemed, and that interest thereon will cease to accrue on and after said date; and

•	the place or places where the notes are to be surrendered for payment of the redemption price and that the notes designated in such notice for redemption are required to be presented on or after such redemption date at the designated place or places of payment.

Notwithstanding the foregoing, if the notes are held in book-entry form through The Depository Trust Company, or “DTC”, we may give such notice in any manner permitted or required by DTC.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967KX8

ISIN:	US172967KX80

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers:	Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Nomura Securities International, Inc.

RBC Capital Markets, LLC

CITIGROUP INC.

$2,000,000,000

7- YEAR GLOBAL FLOATING RATE SENIOR NOTES

Junior Co-Managers:	BMO Capital Markets Corp.

Capital One Securities, Inc.

CastleOak Securities, L.P.

CAVU Securities, LLC

CIBC World Markets Corp.

Drexel Hamilton, LLC

Fifth Third Securities, Inc.

Great Pacific Securities

MFR Securities, Inc.

Penserra Securities LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-192302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.